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                                                     Exhibit 99.1

            (Company logo appears here)
            Pennsylvania Power & Light Company
            Two North Ninth Street
            Allentown, PA   18101
            610/774-5151


John R. Biggar
Vice President - Finance
610/774-5613
FAX:  610/774-5106
Email: jrbiggar@papl.com



                                     May 2, 1997

Members of the Investment Community:


              Re:  PP&L's Restructuring Plan

	In a letter dated April 1, 1997, I provided you with information concerning the Restructuring Plan filed by Pennsylvania Power & Light Company with the Pennsylvania Public
Utility Commission pursuant to Pennsylvania's Electricity
Generation Customer Choice and Competition Act ("Customer Choice
Act").

	As set forth in the Restructuring Plan, the Company's net mitigated stranded cost claim is $4.6 billion. My April 1 letter stated that, by applying the competitive transition charge ("CTC") proposed by the Company in its Restructuring Plan (which is restricted by the rate cap provisions of the Customer Choice
Act), the Company anticipated collecting $4.2 billion of its stranded costs through the end of the transition period on December 31, 2005.

	As a result of the ongoing discovery process involved in the PUC proceeding, the Company has revised the market price for generation and sales forecasts used to determine the amount of stranded costs that could be recovered through the CTC. Using the revised market price for generation and sales forecasts, and giving effect to the rate cap provisions of the Customer Choice Act, the Company now anticipates collecting $4.0 billion of its stranded costs.

	Based on these projections, the difference between the Company's projection of stranded costs and the amount the Company collects through the CTC -- about $600 million -- would be reflected as lower cash flow to the Company after the transition period than would have occurred with continued regulated rates. As I noted in my April 1 letter, this difference does not represent an estimate of an exposure to an accounting write-off.

	If you have any questions concerning the Restructuring
Plan filed by the Company with the PUC on April 1, please feel free to call Tim Paukovits, our Investor Relations Manager
(610/774-4124) or me (610/774-5613).

		Sincerely,



		/s/ John R. Biggar